EXHIBIT 12

                               Safety-Kleen Corp.
                       Ratio of Earnings to Fixed Charges
                                ($ in thousands)
                                   (Unaudited)

                                                             Three Months Ended
                                                                 November 30
                                                               1999      1998

Income before income tax expense .........................   $43,926   $47,092
Add:
   Portions of rents representative of the interest factor 4,539 5,499 Interest on indebtedness, including amortization of
     deferred financing charges ..........................    40,229    46,234
                                                             -------   -------
Income as adjusted .......................................   $88,694   $98,825
                                                             =======   =======

Fixed charges:

   Portions of rents representative of the interest factor $ 4,539 $ 5,499 Interest on indebtedness, including amortization of
     deferred financing charges ..........................    40,229    45,260
                                                             -------   -------
Total fixed charges ......................................   $44,768   $50,759
                                                             =======   =======

Ratio of earnings to fixed charges .......................     1.98x     1.95x